Exhibit 99.53

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the Agreement) is made as of the 2nd day of September, 2005 by and among Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust (the WJM Trust), as the managing member, and the persons executing this agreement as the participating members (collectively, the managing member and participating members are Members) of WJM FAMILY LINE INVESTMENTS LLC, a Delaware limited liability company (the Company). Unless otherwise specified, terms used in this agreement have the same meaning as in the agreement evidencing said Company and references to paragraphs and subparagraphs refer to said Company Agreement.

WHEREAS, the WJM Trust agrees to exchange the assets listed on the attached Exhibit A for 500 Series III Managing Units of the Company, representing all of those Managing Units;

WHEREAS, each of the participating members agrees to exchange the assets listed opposite their respective names on the attached Exhibit B for the Series III Participating Units of the Company in the amounts indicated on that exhibit;

WHEREAS, the value of each asset contributed shall be its fair market value on the date hereof; and

WHEREAS, the Members agree to the issuance of Series III Managing Units and Series III Participating Units in accordance with the values determined as described above.

NOW THEREFORE, the parties agree as follows:

1.          Managing Units. As of the date of this Contribution Agreement, the WJM Trust contributes the assets listed on the attached Exhibit A for 500 Series III Managing Units.

2.          Participating Units. As of the date of this Contribution Agreement, each of the participating members contributes the assets listed after its name on the attached Exhibit B for that number of Series III Participating Units specified opposite the Member’s name on that exhibit.

3.	Miscellaneous Provisions.

(a)       Parties in Interest. This Contribution Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, distributees, legatees, successors and assigns, and nothing expressed or implied herein is intended or shall be construed to confer upon any other person any rights, remedies, obligations or liabilities under or by reason of this Contribution Agreement.

(b)       Transaction. This Contribution Agreement does not supersede other agreements and understandings between the parties with respect to the transaction contemplated hereby and may be amended or revised by the parties.

(c)       Applicable Law. This Contribution Agreement shall be governed by the internal laws of the State of Delaware.

(d)       Headings. The headings contained in this Contribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision hereof.

(e)       Counterparts. This Contribution Agreement may be executed in multiple counterparts.

This Agreement is binding as of the day and year first above written.

MANAGING MEMBER	PARTICIPATING MEMBERS
JOHNSON BANK, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust	JOHNSON BANK, as trustee of the Michael Dale Marquart, II 2004 Trust

By: /s/ Brian L. Lucareli	By: /s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President	Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the Samantha Gene Marquart Trust

By: /s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the Isabelle Clare Marquart Trust

By: /s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the Danielle Marie Marquart Trust

By: /s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President